Exhibit 107

Calculation of Filing Fee Tables

FORM PREM 14A

(Form Type)

The LGL Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$14,832,000.00	0.0000927	$1,374.93
Fees Previously Paid	—		—
Total Transaction Valuation	—
Total Fees Due for Filing			—
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,374.93

(1) Aggregate transaction value is based upon the book value of the securities computed as of  December 31, 2021 pursuant to Exchange Act Rules 14a6(i)(1) and 0‑11.

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—	—
Fee Offset Source	—	—	—		—		—